Exhibit 99.1

1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Allison Malkin
Integrated Corporate Relations, Inc.
(203) 682-8200

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317

LEVI STRAUSS & CO. ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS

SAN FRANCISCO (April 12, 2005) – Levi Strauss & Co. (LS&CO.) today announced financial results for the first quarter ended February 27, 2005 and filed its first-quarter 2005 Form 10-Q with the Securities and Exchange Commission. Results for the quarter, compared to the same quarter in the prior year, reflect continued improvements in financial performance, including net sales, gross margin, gross profit, operating income and net income.

First-quarter 2005 net sales were $1,006 million compared to $962 million for the first quarter of 2004, representing an increase of $44 million or 5 percent on a reported basis and 2 percent on a constant-currency basis. The sales increase was driven primarily by the improved performance of more premium Levi’s® brand products in Europe and continued growth of the Levi’s® business in Asia, partially offset by an expected decrease in North America as a result of streamlining the number of U.S. Levi’s® and Dockers® product offerings in 2004. Net sales were also helped by lower sales allowances in North America and earlier delivery of spring products in Europe as a result of a change in the spring/summer sell-in calendar to meet customers’ requirements.

Net income for the first quarter increased to $47 million compared to a net loss of $2 million in the same quarter of 2004. The improvement was due primarily to a $123 million increase in operating income, partially offset by a $23 million loss on the early retirement of debt related to refinancing activities and higher income taxes.

“We had a solid first quarter, building on last year’s success,” said Phil Marineau, chief executive officer. “Each of our three regions turned in a strong profit performance. A focus on premium products in Europe and Asia continues to drive sales for those regions. I am also pleased that the U.S. Dockers® brand performance improved this quarter. Revitalizing this important part of the business is one of our highest priorities. Company wide, we remain sharply focused on profitability and building all three of our brands. We are also very mindful that we are in a difficult and intensely competitive retail environment worldwide.”

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LS&CO. Q1 2005 Results/Add One

April 12, 2005

First-Quarter 2005 Results

•	Gross profit increased $78 million to $487 million compared to $408 million in the first quarter of 2004. The gross margin improved 600 basis points to 48.4 percent of sales for the first quarter compared to 42.4 percent of sales in the same quarter last year. The gross margin in the 2005 period benefited from a favorable mix of more profitable core products, increased sales of premium products in Europe and Asia, lower sales allowances in the United States, and lower product sourcing costs.

•	Selling, general and administrative expenses increased $19 million or 7 percent to $309 million in the first quarter of 2005 from $289 million in same period of 2004. Higher SG&A expenses were primarily attributable to a nearly $14 million increase in advertising expense, an increase in annual incentive compensation plan expense, the impact of stronger foreign currencies and higher litigation reserves. These were partially offset by lower salaries and wages related to the impact of 2004 reorganization efforts in the United States and Europe, and lower distribution costs.

•	Long-term incentive compensation expense for the quarter decreased to $6 million compared to $12 million in the 2004 period, reflecting the adoption of a new three-year performance measurement period replacing the 18-month period for the previous plan.

•	Restructuring charges, net of reversals, were $3 million for the first quarter of 2005 versus $54 million in the prior-year period. The 2004 charges reflected costs associated with the indefinite suspension of an enterprise resource planning system, U.S. and European organizational changes, and North American plant closures.

•	Operating income for the quarter increased 203 percent to $184 million, or 18 percent of net sales, compared to $61 million, or 6 percent of net sales, for the same period of 2004. The improvement in operating income was primarily driven by the factors noted above as well as increased royalty income from licensees.

•	Interest expense for the first quarter of 2005 was flat quarter over quarter at $68 million.

•	Income tax expense for the quarter was $49 million compared to a tax benefit of $4 million in the 2004 period. The increase is primarily attributable to a significant improvement in pretax income in the first quarter of 2005 compared to a pretax loss in same quarter of 2004.

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LS&CO. Q1 2005 Results/Add Two

April 12, 2005

As of February 27, 2005, total debt, less cash was $2.11 billion compared to $2.02 billion at the end of fiscal year 2004, an increase of approximately $92 million. The increased net debt is primarily attributable to interest payments, employee incentive compensation payouts and payments related to debt refinancing. As of April 3, 2005, the company had total available liquidity of approximately $377 million, reflecting availability of $300 million under its credit facility and liquid short-term investments of $77 million. In March and April 2005, the company took actions to address its near-term debt maturities by issuing $380 million in floating-rate senior notes due 2012 and €150 million senior notes at 8.625 percent due 2013 and using the proceeds to repurchase or redeem all of its U.S.- and Euro-denominated notes due 2008.

“The improved financial results for the first quarter demonstrate that continued efforts to streamline our businesses, improve product ranges and reduce operating costs are having a positive impact,” said Hans Ploos van Amstel, chief financial officer. “We are now operating a more profitable and efficient business. Our successful bond offering in March extends the bond maturities to 2012 and enables us to lower interest expense. This was a good start to the year; however, we remain keenly aware of the challenges we face for the balance of the year. There is still much more work to do to achieve our financial goals for 2005.”

Investor Conference Call

The company’s first-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm today, April 12, 2005, at 7 a.m. PDT/10 a.m. EDT. A replay is available on the Web site the same day and will be archived for six months. A telephone replay also is available through April 26, 2005 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 5207381.

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2004, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Factors That May Affect Future Results” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	February 27, 2005	November 28, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$223,139	$299,596
Restricted cash	4,721	1,885
Trade receivables, net of allowance for doubtful accounts of $28,726 and $29,002	546,778	607,679
Inventories:
Raw materials	36,037	45,271
Work-in-process	20,592	22,950
Finished goods	551,938	486,633

Total inventories	608,567	554,854
Deferred tax assets, net of valuation allowance of $26,364 and $26,364	131,491	131,491
Other current assets	94,917	83,599

Total current assets	1,609,613	1,679,104
Property, plant and equipment, net of accumulated depreciation of $484,708 and $486,439	404,556	416,277
Goodwill	199,905	199,905
Other intangible assets, net of accumulated amortization of $740 and $720	46,482	46,779
Non-current deferred tax assets, net of valuation allowance of $360,319 and $360,319	455,303	455,303
Other assets	93,896	88,634

Total assets	$2,809,755	$2,886,002

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$21,876	$75,165
Current maturities of capital lease obligations	1,603	1,587
Accounts payable	214,516	279,406
Restructuring reserves	26,758	41,995
Accrued liabilities	222,083	253,322
Accrued salaries, wages and employee benefits	226,679	293,762
Accrued income taxes	140,064	124,795

Total current liabilities	853,579	1,070,032
Long-term debt, less current maturities	2,320,496	2,248,723
Long-term capital lease, less current maturities	5,434	5,854
Post-retirement medical benefits	483,093	493,110
Pension liability	219,653	217,459
Long-term employee related benefits	158,213	154,495
Long-term income tax liabilities	26,826	—
Other long-term liabilities	42,767	43,205
Minority interest	22,282	24,048

Total liabilities	4,132,343	4,256,926

Commitments and contingencies (Note 7)
Stockholders’ deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	372	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(1,307,109)	(1,354,428)
Accumulated other comprehensive loss	(104,659)	(105,677)

Stockholders’ deficit	(1,322,588)	(1,370,924)

Total liabilities and stockholders’ deficit	$2,809,755	$2,886,002

The notes accompanying our financial statements in our Form 10Q are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended
	February 27, 2005	February 29, 2004
Net sales	$1,005,872	$962,304
Cost of goods sold	519,287	554,058

Gross profit	486,585	408,246
Selling, general and administrative expenses	308,922	289,495
Long-term incentive compensation expense	5,619	12,200
(Gain) loss on disposal of assets	(1,362)	45
Other operating income	(13,590)	(8,513)
Restructuring charges, net of reversals	3,190	54,362

Operating income	183,806	60,657
Interest expense	68,330	68,227
Loss on early extinguishment of debt	23,006	—
Other income, net	(3,959)	(1,636)

Income (loss) before taxes	96,429	(5,934)
Income tax expense (benefit)	49,110	(3,566)

Net income (loss)	$47,319	$(2,368)

The notes accompanying our financial statements in our Form 10Q are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended
	February 27, 2005	February 29, 2004
Cash Flows from Operating Activities:
Net income (loss)	$47,319	$(2,368)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	15,181	15,528
Non-cash asset write-offs associated with reorganization initiatives	—	33,782
(Gain) loss on disposal of assets	(1,362)	45
Unrealized foreign exchange gains	(770)	(9,270)
Decrease in trade receivables	63,689	407
(Increase) decrease in inventories	(51,972)	64,013
(Increase) decrease in other current assets	(14,111)	20,622
Decrease in other non-current assets	5,651	3,670
Decrease in accounts payable and accrued liabilities	(99,613)	(61,863)
Decrease in deferred income taxes	—	(20,175)
Decrease in restructuring reserves	(15,611)	(18,329)
(Decrease) increase in accrued salaries, wages and employee benefits	(67,083)	22,490
Increase (decrease) in current income tax liabilities	16,874	(3,767)
Increase in long-term income tax liabilities	26,826	2,931
Decrease in long-term employee related benefits	(4,325)	(35,778)
(Decrease) increase in other long-term liabilities	(452)	515
Other, net	(837)	(970)

Net cash (used in) provided by operating activities	(80,596)	11,483

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(4,668)	(2,581)
Proceeds from sale of property, plant and equipment	2,246	588
Cash outflow from net investment hedges	(2,302)	(8,052)

Net cash used in investing activities	(4,724)	(10,045)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	450,000	—
Repayments of long-term debt	(429,737)	(3,310)
Net increase (decrease) in short-term borrowings	1,668	(1,821)
Debt issuance costs	(10,415)	(284)
Increase in restricted cash	(2,999)	—

Net cash provided by (used in) financing activities	8,517	(5,415)

Effect of exchange rate changes on cash	346	4

Net decrease in cash and cash equivalents	(76,457)	(3,973)
Beginning cash and cash equivalents	299,596	143,445

Ending cash and cash equivalents	$223,139	$139,472

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$87,775	$82,669
Income taxes	20,283	10,109
Restructuring initiatives	18,800	39,174

The notes accompanying our financial statements in our Form 10Q are an integral part of these financial statements.